Exhibit 10.9

MERITAGE HOMES CORPORATION
PERFORMANCE SHARE AWARD AGREEMENT
This Performance Share Award Agreement (“Agreement”) is between Meritage Homes Corporation (“Company”), and the Meritage Homes Employee listed on the signature page (the “Grantee”), as of _____________, 2014 (“Date of Grant”).
RECITALS
A.    The Company has adopted the Meritage Homes Corporation 2006 Stock Incentive Plan (“Plan”) to provide incentives to attract and retain those individuals whose services are considered unusually valuable by providing them an opportunity to own stock in the Company.
B.    The Company believes that entering into this Agreement with the Grantee is consistent with those purposes.
NOW, THEREFORE, the Company and Grantee agree as follows:
AGREEMENT
1.GRANT OF PERFORMANCE SHARES. Subject to the terms of this Agreement and the Plan, the Company grants to Grantee the number of Performance Shares specified in Attachment A. Each Performance Share represents the right to receive one share of Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of Performance Shares that the Grantee actually earns for the Performance Period will be determined in accordance with Section 3.A. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.
1.    PERFORMANCE PERIOD. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, 2014 and ending on December 31, 2016.
2.    PERFORMANCE GOALS.
A.    The number of Performance Shares earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals, as determined in accordance with Attachment A. The earned Performance Shares shall be rounded to the nearest whole Performance Share. All determinations of whether Performance Goals have been achieved, the number of Performance Shares earned by the Grantee, and all other matters related to this Award shall be made by the Committee.
B.    Promptly following completion of the Performance Period (and no later than sixty (60) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Performance Shares that the Grantee has earned, if any.

3.    VESTING OF PERFORMANCE SHARES. Except as otherwise provided in this Agreement, the Performance Shares earned in accordance with Section 3.A. will vest and become nonforfeitable as of the end of the Performance Period and will be paid in accordance with Section 7.
4.    TERMINATION.
A.    General Rule. Except as otherwise provided in an employment agreement, if any, entered into between the Grantee and the Company, or as otherwise expressly provided in this Agreement, if the Grantee’s employment terminates for any reason at any time before the end of the Performance Period, the Grantee’s Performance Shares shall be automatically forfeited upon such termination of employment and the Company shall not have any further obligations to the Grantee under this Agreement.
B.    Death or Disability. Notwithstanding Section 5.A., if the Grantee terminates employment during the Performance Period due to death or Disability, all of the Performance Shares that are earned pursuant to Section 3.A., determined at the end of the Performance Period and as if Grantee’s employment had not terminated, will vest. The Performance Shares shall be delivered at such time as the Performance Shares are delivered to other participants, but not later than March 15 of the calendar year following the end of the Performance Period.
C.    Termination without Cause, for Good Reason or Retirement. Notwithstanding Section 5.A., if the Grantee’s employment (1) is terminated by the Company without Cause, (2) by Grantee with “good reason,” but only if so provided in an employment agreement entered into between the Grantee and the Company, or (3) upon retirement after [January 1, 2016] and after completion of 15 cumulative years of service as a named executive officer and/or a member of the Board, all of the outstanding Performance Shares that are earned pursuant to Section 3.A., determined at the end of the Performance Period and as if Grantee’s employment had not terminated, will vest. The Performance Shares shall be delivered at such time as the Performance Shares are delivered to other participants, but not later than March 15 of the calendar year following the end of the Performance Period.
5.    CHANGE OF CONTROL. Notwithstanding Section 5.A., upon the closing of a transaction that results in a Change of Control, the Grantee shall receive the greater of (1) the target Performance Share Award for the Performance Period or (2) the number of Performance Shares that the Grantee would earn for the Performance Period determined by projecting the actual performance for the period prior to the transaction that results in a Change of Control through the end of the Performance Period. If the transaction that results in the Change of Control satisfies the requirements of Treas. Reg. § 1.409A-3(i)(5), the Performance Shares shall be delivered within 20 days following the closing of the transaction that results in the Change of Control (and if the 20 day distribution period spans two calendar years, Performance Shares shall be delivered in the second calendar year). If the transaction that results in the Change of Control does not satisfy the requirements of Treas. Reg. § 1.409A-3(i)(5), the Performance Shares shall be delivered following the end of the Performance Period at such time as the Performance Shares are delivered to other participants, but not later than March 15 of the calendar year following the end of the Performance Period.

6.    PAYMENT OF PERFORMANCE SHARES. Payment for Performance Shares earned for the Performance Period shall be made in shares of Stock and shall be issued to the Grantee, except as otherwise provided in this Agreement, as soon as practicable following the end of the Performance Period, but not later than March 15 of the calendar year following the end of the Performance Period.
7.    TRANSFERABILITY. Subject to any exceptions set forth in this Agreement or the Plan, the Performance Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such Performance Shares subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer.
8.    RIGHTS AS SHAREHOLDER; DIVIDEND EQUIVALENTS.
A.    The Grantee shall not have any rights of a shareholder with respect to the shares of Stock underlying the Performance Shares, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.
B.    Upon and following the vesting of the Performance Shares and the issuance of shares, the Grantee shall be the record owner of the shares of Stock issued in payment for the Performance Shares unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).
9.    NO RIGHT TO CONTINUED SERVICE. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment or service at any time, with or without Cause.
10.    ADJUSTMENTS. If any change is made to the outstanding Stock or the capital structure of the Company, if required, the Performance Shares shall be adjusted or terminated in any manner as contemplated by Article 13 of the Plan.
11.    FEDERAL AND STATE TAXES. Grantee may incur certain liabilities for Federal, state, or local taxes in connection with the grant of the Performance Shares hereunder, and the Company may be required by law to withhold such taxes. Upon determination of the year in which such taxes are due and the determination by the Company of the amount of taxes required to be withheld, Grantee shall pay an amount equal to the amount of Federal, state, or local taxes required to be withheld to the Company. If Grantee fails to make such payment in a timely manner, the Company may withhold and set-off against compensation payable to Grantee the amount of such required payment.
12.    COMPLIANCE WITH LAW. The issuance and transfer of shares of Stock in connection with the Performance Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Stock may be listed. No shares of Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
13.    PERFORMANCE SHARES SUBJECT TO PLAN. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Notwithstanding the foregoing, as provided in Grantee’s employment agreement, Grantee’s employment agreement may prevail over the Plan and this Agreement.
14.    SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Performance Shares may be transferred by will or the laws of descent or distribution.
15.    GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Maryland, without regard to conflicts-of-laws principles that would require the application of any other law.
16.    SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
17.    DISCRETIONARY NATURE OF PLAN. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Performance Shares in this Agreement does not create any contractual right or other right to receive any Performance Shares or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.
18.    AMENDMENT OF AGREEMENT. This Agreement may only be amended with the written approval of Grantee and the Company.
19.    SECTION 162(m). All payments under this Agreement are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This Award shall be construed and administered in a manner consistent with such intent.

20.    SECTION 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
21.    COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
22.    ACCEPTANCE. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Performance Shares subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Shares or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Grantee has signed this Agreement, in each case as of the day and year first written above.
MERITAGE HOMES CORPORATION

By:

Name:

Title:

(“Grantee”)
(Print or type Grantee’s full name)

Grantee’s Signature

Attachment A

A-1